                                                                    EXHIBIT 10.1


[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]






                               LICENSE AGREEMENT

                                    BETWEEN

                         INSPIRE PHARMACEUTICALS, INC.

                                      AND

             KIRIN BREWERY COMPANY, LTD., PHARMACEUTICAL DIVISION

                                  DATED AS OF

                              SEPTEMBER 12, 2000

                               TABLE OF CONTENTS
                               -----------------

                                                                                Page
                                                                                ----
1.       DEFINITIONS...........................................................   1
         1.1      Affiliate....................................................   1
         1.2      cGMP.........................................................   1
         1.3      Compound.....................................................   1
         1.4      Compound Specifications......................................   2
         1.5      Confidential Information.....................................   2
         1.6      Controlled By................................................   2
         1.7      Coordinating Committee.......................................   2
         1.8      Development Liaison..........................................   2
         1.9      Development Program..........................................   2
         1.10     Effective Date...............................................   2
         1.11     Field........................................................   2
         1.12     First Commercial Sale........................................   2
         1.13     IND..........................................................   2
         1.14     Invention....................................................   2
         1.15     Know-how.....................................................   2
         1.16     Licensed Claim...............................................   3
         1.17     Licensed Technology..........................................   3
         1.18     Listed Price.................................................   3
         1.19     Major Country................................................   3
         1.20     Net Sales....................................................   3
         1.21     Party........................................................   3
         1.22     Patents......................................................   3
         1.23     Product......................................................   3
         1.24     Registration.................................................   4
         1.25     Registration Applications....................................   4
         1.26     Regulatory Authority.........................................   4
         1.27     Strategic Partners...........................................   4
         1.28     Second Generation Compound...................................   4
         1.29     Territory....................................................   4
         1.30     Third Party..................................................   4
         1.31     Trademark....................................................   4

2.       REPRESENTATIONS AND WARRANTIES........................................   4
         2.1      Representations and Warranties of Both Parties...............   4
         2.2      Representations and Warranties of Inspire....................   5
         2.3      Representations and Warranties of Kirin......................   5

3.       COORDINATING COMMITTEE................................................   6
         3.1      Members; Chairperson.........................................   6
         3.2      Responsibilities.............................................   6
         3.3      Decisions....................................................   7
         3.4      Meetings.....................................................   7

                                      (i)

                         -----------------

                                                                          Page
                                                                          ----
         3.5      Minutes...............................................    8
         3.6      Term..................................................    8
         3.7      Expenses..............................................    8

4.       DEVELOPMENT PROGRAM............................................    8
         4.1      Generally.............................................    8
         4.2      Specific Kirin Responsibilities.......................    9
         4.3      Inspire Activities....................................   10
         4.4      Development Liaison Functions.........................   11
         4.5      Regulatory Matters....................................   11
         4.6      Funding...............................................   12
         4.7      Liability.............................................   12
         4.8      Termination...........................................   12

5.       GRANT OF RIGHTS; MARKETING.....................................   13
         5.1      Development License...................................   13
         5.2      Commercialization License.............................   13
         5.3      Exclusivity...........................................   13
         5.4      Grantback Rights......................................   13
         5.5      Marketing Obligations, Rights.........................   13
         5.6      Right of First Refusal................................   14
         5.7      Trademarks............................................   14
         5.8      Adverse Reaction Reporting............................   15

6.       MILESTONES AND ROYALTIES.......................................   16
         6.1      Up-front Payments.....................................   16
         6.2      Development Liaison Fees..............................   16
         6.3      Milestone Payments....................................   16
         6.4      Royalty Payments......................................   17
         6.5      Post-Commercialization Milestones.....................   17
         6.6      Reductions for Generic Competition....................   18
         6.7      Reduction for Patent Infringement.....................   18
         6.8      Maximum Reduction of Royalties........................   18
         6.9      Obligation to Pay Royalties...........................   18

7.       PAYMENTS AND REPORTS...........................................   19
         7.1      Payments..............................................   19
         7.2      Mode of Payment.......................................   19
         7.3      Records Retention.....................................   19
         7.4      Audit Request.........................................   19
         7.5      Cost of Audit.........................................   19
         7.6      No Non-Monetary Consideration for Sales...............   20
         7.7      Taxes.................................................   20

                                     (ii)

                         -----------------

                                                                          Page
                                                                          ----
8.       MANUFACTURE AND SUPPLY........................................    20
         8.1      Manufacture of Compound..............................    20
         8.2      Formuation Technology................................    20
         8.3      Commercial Supply Agreement for Finished Product.....    21

9.       OWNERSHIP; PATENTS............................................    21
         9.1      Ownership............................................    21
         9.2      Patent Maintenance...................................    21
         9.3      Patent Enforcement...................................    23
         9.4      Infringement Action by Third Parties.................    23

10.      PUBLICATION; CONFIDENTIALITY..................................    24
         10.1     Notification.........................................    24
         10.2     Review...............................................    24
         10.3     Exclusions...........................................    25
         10.4     Confidentiality; Exceptions..........................    25
         10.5     Exceptions to Obligation.............................    25
         10.6     Limitations on Use...................................    26
         10.7     Remedies.............................................    26

11.      RECALL; INDEMNIFICATION.......................................    26
         11.1     Investigation; Recall................................    26
         11.2     Indemnification by Kirin.............................    26
         11.3     Indemnification by Inspire...........................    27
         11.4     Notice of Indemnification............................    27
         11.5     Complete Indemnification.............................    27

12.      TERM; TERMINATION.............................................    27
         12.1     Term.................................................    27
         12.2     Termination for Cause................................    27
         12.3     Termination by Kirin.................................    28
         12.4     Effect of Expiration or Termination..................    28
         12.5     Accrued Rights; Surviving Obligations................    30

13.      FORCE MAJEURE.................................................    30
         13.1     Events of Force Majeure..............................    30

14.      MISCELLANEOUS.................................................    30
         14.1     Relationship of Parties..............................    30
         14.2     Assignment...........................................    30
         14.3     Books and Records....................................    31
         14.4     Further Actions......................................    31
         14.5     Notice...............................................    31
         14.6     Use of Name..........................................    32
         14.7     Public Announcements.................................    32
         14.8     Waiver...............................................    32
         14.9     Compliance with Law..................................    32

                                     (iii)

                         -----------------

                                                                          Page
                                                                          ----
         14.10    Severability........................................     32
         14.11    Amendment...........................................     32
         14.12    Governing Law; English Original Controlling.........     32
         14.13    Arbitration.........................................     33
         14.14    Entire Agreement....................................     33
         14.15    Parties in Interest.................................     33
         14.16    Descriptive Headings................................     33
         14.17    Counterparts........................................     33


                               LIST OF EXHIBITS
                               ----------------

                  EXHIBIT A    INITIAL PATENTS
                  EXHIBIT B    INITIAL MEMBERS OF COORDINATING COMMITTEE

                                     (iv)

                               LICENSE AGREEMENT

     THIS LICENSE AGREEMENT (this "Agreement"), dated as of September 12, 2000, is entered into by and between Inspire Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, having offices located at 4222 Emperor Boulevard, Suite 470, Durham, North Carolina 27703, USA ("Inspire"), and Kirin Brewery Company, Ltd., Pharmaceutical Division, a corporation organized under the laws of Japan, having offices located at 26-1, Jingumae 6-Chome, Shibuya-ku, Tokyo 150-8011, Japan ("Kirin").

                            PRELIMINARY STATEMENTS
                            ----------------------

     A. Inspire owns, and/or has exclusive rights to, the Patents and Know-How in existence as of the Effective Date relating to the Compound.

     B. Kirin and/or its Affiliates have the personnel, facilities and expertise necessary for the development and commercialization of the Product in the Territory.

     C. Kirin wishes to develop and commercialize the Product in the Territory, and Inspire wishes to have Kirin do so, upon the terms and conditions set forth in this Agreement. In connection therewith, Kirin desires to obtain, and Inspire desires to grant to Kirin, an exclusive license under the Licensed Technology with respect to the commercialization of the Product in the Territory for applications in the Field, all on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the foregoing Preliminary Statements and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

1.   DEFINITIONS.

     As used in this Agreement, the following terms shall have the meanings set forth in this Section 1 unless context dictates otherwise:

     1.1 "Affiliate" with respect to any Party, shall mean any entity controlling, controlled by, or under common control with, such Party. For these purposes, "control" shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of an entity.

     1.2 "cGMP" shall mean current Good Manufacturing Practice as defined in Parts 210 and 211 of Title 21 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto.

     1.3 "Compound" shall mean the chemical compound designated as INS316, whose chemical name is UTP (Uridine 5'-Triphosphate).

     1.4 "Compound Specifications" shall mean the specifications for the Compound agreed upon by the Parties in consideration of the regulatory requirements in each country in the Territory, as may be amended from time to time.

     1.5 "Confidential Information" shall have the meaning assigned to such term in Section 10.4.

     1.6 "Controlled By", with respect to Patents, Know-how or Inventions, shall mean that a Party has the exclusive right to make, use and sell such Patent, Know-how or Invention, or otherwise that a Party has the right to grant the rights and licenses granted by such Party under this Agreement without violating or conflicting with any rights of Third Parties.

     1.7 "Coordinating Committee" shall have the meaning assigned to such term in Section 3.1.

     1.8 "Development Liaison" shall initially be Fred Johnson, Ph.D., and thereafter shall be any person subsequently appointed by Inspire, who shall be reasonably acceptable to Kirin, to perform the functions set forth in Section 4.4.

     1.9 "Development Program" shall mean the development program with respect to the Product conducted by Kirin to obtain Registration of the Product in each country in the Territory pursuant to Section 4.

     1.10 "Effective Date" shall mean the date of this Agreement.

     1.11 "Field" shall mean use as an acute use agent to facilitate production of a specimen for use in diagnosing, monitoring, staging or detecting diseases and/or infections. All therapeutic uses are expressly excluded from the Field.

     1.12 "First Commercial Sale" shall mean the first sale for use or consumption by the general public of the Product in any country in the Territory after all required Registrations have been granted, or after such sale is otherwise permitted, by the Regulatory Authority in such country.

     1.13 "IND" shall mean any filing made with the Regulatory Authority in any country in the Territory for initiating clinical trials in such country with respect to the Product.

     1.14 "Invention" shall mean any new or useful process, manufacture, compound or composition of matter relating to the Compound or the Product (including, without limitation, the formulation, delivery or use thereof), whether patentable or unpatentable, or any improvement thereof, that is conceived or first reduced to practice or demonstrated to have utility during the term of this Agreement.

     1.15 "Know-how" shall mean any and all Inventions, improvements, discoveries, claims, formulae, processes, trade secrets, technologies and know-how (including confidential data and Confidential Information) that is generated, owned or Controlled By Inspire at any time before or during the term of this Agreement relating to, derived from or useful for the manufacture, use or sale of the Compound or the Product, including, without limitation, synthesis, preparation, recovery and purification processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, clinical data, medical uses, product forms and product formulations and specifications.

     1.16 "Licensed Claim" shall mean any claim of any Patent that relates to and is necessary or useful for use and sale of the Compound or the Product, which claim has not been held invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid through disclaimer or otherwise not admitted by Inspire to be invalid.

     1.17 "Licensed Technology" shall mean the Licensed Claims and Know-how, collectively.

     1.18 "Listed Price" shall have the meaning assigned to such term in
Section 6.3.

     1.19 "Major Country" shall mean each of Japan, China, South Korea and
Taiwan.

     1.20 "Net Sales" shall mean, with respect to the Product, the gross amount invoiced for the Product by Kirin and/or its Affiliates, if any, in arm's length sales to Third Parties, commencing with the First Commercial Sale, less deductions for: (i) trade, quantity and/or cash discounts, allowances and rebates actually allowed or given; (ii) freight, postage, shipping containers, shipping insurance and other transportation expenses (if separately identified in such invoice); (iii) credits or refunds actually allowed for rejections, defects or recalls of such Product, outdated or returned Product, or because of rebates or retroactive price reductions; and (iv) sales, value-added, excise taxes, tariffs and duties, and other taxes directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale). Such amounts shall be determined from the books and records maintained by Kirin and/or its Affiliates, as applicable.

     1.21 "Party" shall mean Inspire or Kirin and, when used in the plural, shall mean Inspire and Kirin.

     1.22 "Patents" shall mean the patents set forth on Exhibit A, and any other patents or patent applications in the Territory owned or Controlled By Inspire during the term of this Agreement that relate to the Compound or the Product, together with any patents that may issue therefor in the Territory, including any and all extensions, renewals, continuations, continuations-in-part, divisions, patents-of-additions, reissues, supplementary protection certificates or foreign counterparts of any of the foregoing.

     1.23 "Product" shall mean all formulations of any product for use in the Field, including line extensions, that contain the Compound as an active ingredient, the manufacture, use or sale of which either: (i) uses any of the Know-how; and/or (ii) is covered by one or more Licensed Claims and, but for this Agreement, would constitute an infringement (whether directly, contributorily or by inducement) thereof.

     1.24 "Registration" shall mean, with respect to each country in the Territory, approval of the Registration Application for the Product filed in such country, including pricing or reimbursement, where applicable, by the Regulatory Authority in such country.

     1.25 "Registration Application" shall mean any filing(s) made with the Regulatory Authority in any country in the Territory for regulatory approval of the manufacture and sale of the Product in such country.

     1.26 Regulatory Authority" shall mean the authority(ies) in each country in the Territory with responsibility for granting regulatory approval for the manufacturing and sale of the Product in such country, and any successor(s) thereto.

     1.27 "Strategic Partners" shall mean strategic partners and/or licensees of Inspire (other than Kirin) with whom Inspire is collaborating, or to whom Inspire has granted a license relating to the Compound and/or the Products, either outside of the Field or outside of the Territory, or who are manufacturing Compound or Products, in whole or in part, for Inspire.

     1.28 "Second Generation Compound" shall mean any improved nucleotide 5'-triphosphate, 5'-diphosphate or 5'-monophosphate compound related to the Compound which has utility as a product for use in the Field and which Inspire owns or to which Inspire has exclusive rights.

     1.29 "Territory" shall mean Japan, China (People's Republic of China, including Hong Kong and Macao), South Korea, North Korea, Taiwan, the Philippines, Indonesia, Singapore, Malaysia, Vietnam, Thailand, Laos, Myanmar, Cambodia, India, Pakistan, Bangladesh, Mongolia, Nepal, Brunei and Bhutan.

     1.30 "Third Party" shall mean any person who or which is neither a Party nor an Affiliate of a Party.

     1.31 "Trademark" shall have the meaning assigned thereto in Section 5.7.

2.   REPRESENTATIONS AND WARRANTIES.

     2.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party, as of the Effective Date, that:

          (a) such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

          (b)  such Party is free to enter into this Agreement;

          (c) in so doing, such Party will not violate any other agreement to which it is a party;

          (d) such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and

          (e) no person or entity has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon such Party for any commission, fee or other compensation as a finder or broker because of any act or omission by such Party or any of its agents, except that Pacific Rim Ventures has acted as a facilitator to Inspire with respect to the transaction contemplated by this Agreement. Inspire shall be responsible for any and all fees due to Pacific Rim Ventures in connection with such acts.

     2.2 Representations and Warranties of Inspire. Inspire represents and warrants to Kirin, as of the Effective Date, that:

          (a) Inspire is the owner of, or has exclusive rights to, all of the Patents in existence on the Effective Date, and has the exclusive right to grant the licenses granted under this Agreement therefor;

          (b) to the best of Inspire's knowledge, Inspire has exclusive rights to all of the Know-how in existence on the Effective Date and the exclusive right to grant licenses with respect thereto;

          (c) Inspire has not entered into, and shall not enter into, any agreement with any Third Party that is in conflict with the rights granted to Kirin pursuant to this Agreement;

          (d) That certain Exclusive License Agreement between The University of North Carolina at Chapel Hill and Inspire dated as of March 10, 1995 (the "UNC Agreement"), pursuant to which Inspire has acquired the exclusive rights to certain of the Licensed Technology, to is in full force and effect; Inspire has complied with all provisions of such agreements; there does not exist any event of default with respect to Inspire under such agreement which, after notice or lapse of time or both, would constitute an event of default with respect to Inspire under such agreement; and Inspire has no knowledge of any breach or anticipated breach by any either party to such agreement;

          (e) Inspire agrees to use its diligent efforts to promptly amend the UNC Agreement to add the following provision: "Upon termination of this Agreement for any reason, all sublicenses granted by Licensee under this Agreement shall be assigned to and ratified by University and shall remain in full force and effect, subject to the terms of such sublicense agreement.";

          (f) To the best of Inspire's knowledge, all Patents are in full force and effect and have been maintained to date; and Inspire is not aware of any asserted or unasserted claim or demand which it believes can be enforced against the Patents; and

          (g) To Inspire's knowledge, the practice of the Patents as currently contemplated do not infringe upon or conflict with any patent or other proprietary rights of any Third Party.

     2.3 Representations and Warranties of Kirin. Kirin represents and warrants to Inspire, as of the Effective Date, that:

          (a) Kirin and/or its Affiliates have the facilities, personnel and experience sufficient in quantity and quality to perform its obligations under this Agreement;

          (b) All of the personnel assigned to perform such obligations shall be qualified and properly trained; and

          (c) Kirin and/or its Affiliates shall perform such obligations in a manner commensurate with professional standards generally applicable in its industry.

3.   COORDINATING COMMITTEE.

     3.1 Members; Chairperson. The Parties shall establish a coordinating committee (the "Coordinating Committee"), that shall consist of four to six members, as the Parties may deem necessary from time to time, with an equal number of members from each Party. At least one member from each Party must be a product development professional. The Coordinating Committee shall initially consist of six members, who are set forth on Exhibit B. A member of the Coordinating Committee may be represented at any meeting by a designee appointed by such member for such meeting. The chairperson and secretary of the Coordinating Committee shall serve coterminous one-year terms, each commencing on the Effective Date or an anniversary thereof, as the case may be. The right to name the chairperson and the secretary of the Coordinating Committee shall alternate between the Parties, and each chairperson and secretary shall be named no later than 10 days after the commencement of his or her term. The initial chairperson shall be selected by Kirin and is designated on Exhibit B. The initial secretary shall be selected by Inspire and is designated on Exhibit B. Each Party shall be free to change its members, upon prior written notice to the other Party. Each Party may, in its discretion, invite non-member representatives of such Party to attend meetings of the Coordinating Committee, provided that the other Party approves such Party's invitee(s) in advance.

     3.2  Responsibilities.

          (a) Subject to the other terms of this Agreement, the Coordinating Committee shall review and evaluate the sufficiency of Kirin's progress in the development and commercialization of the Product in each country in the Territory and shall provide input and recommendations regarding the development of the Product. Without limiting the generality of the foregoing, the Coordinating Committee shall:

               (i) review data and reports arising from and generated in connection with the Development Program;

               (ii) review all proposed publications and presentations of the Parties pursuant to Section 10.2;

               (iii) review all studies relating to the Product and any other studies proposed to be performed in connection with the registration process for the Product under this Agreement;

               (iv) provide a mechanism for the exchange of information between the Parties with regard to Know-how and Inventions; and

               (v) have such other responsibilities as may be assigned to the Coordinating Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

     3.3  Decisions.

          (a) The Coordinating Committee may make decisions with respect to any subject matter that is subject to the Coordinating Committee's decision-making authority. All decisions of the Coordinating Committee shall be made by consensus of the members (or their designees) present at any meeting.

          (b) In the event that, after good faith discussions, the Coordinating Committee cannot reach consensus regarding whether Kirin shall have made reasonably sufficient progress in the development and commercialization of the Product in any country in the Territory, the matter shall be referred for further review and resolution to a senior level manager of Inspire, as designated by Inspire from time to time, and a senior level manager of Kirin, as designated by Kirin from time to time (such persons, collectively, the "Senior Managers"). The Senior Managers shall use reasonable efforts to resolve the matter within 15 days after the matter is referred to them. If the Senior Managers are unable to reach a resolution of the matter within this period of time, the matter shall be the matter shall be referred for further review and resolution to the Chief Executive Officer of Inspire, or such other person holding a similar position designated by Inspire from time to time, and the President of the Pharmaceutical Division of Kirin, or such other person holding a similar position designated by Kirin from time to time (such officers, collectively, the "Executive Officers"). The Executive Officers shall use reasonable efforts to resolve the matter within 15 days after the matter is referred to them. If the Executive Officers are unable to reach a resolution of the matter within this period of time, the matter shall be submitted to binding arbitration pursuant to Section 14.13.

          (c) Although the Coordinating Committee shall provide its input and recommendations regarding the development of the Product, Kirin shall have the sole control and discretion over the development of the Product in any manner consistent with its obligations under this Agreement.

     3.4 Meetings. During the term of the Development Program and the 12-month period thereafter, the Coordinating Committee shall meet at least once during every calendar year, and more frequently as the Parties deem appropriate, on such dates, and at such times and places, as the Parties shall agree. Thereafter, during the remainder of the term of this Agreement, the Coordinating Committee shall meet on an as-needed basis on such dates, and at such places and times, as the Parties shall agree. The chairperson shall, if practicable, send notice of all meetings to all members of the Coordinating Committee no less than 20 days before the date of each meeting. The Coordinating Committee may also convene or be polled or consulted from time to time by means of telecommunications, video conferences or correspondence, as deemed necessary or appropriate; provided, however, that the Coordinating Committee must meet in person at least once every calendar year during the term of the Development Program and the 12-month period thereafter.

     3.5 Minutes. Promptly after each Coordinating Committee meeting, the chairperson or the secretary of Inspire shall prepare and distribute to all members of the Coordinating Committee draft minutes of the meeting within 10 days after the meeting. Such minutes shall provide a description, in reasonable detail, of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the Coordinating Committee and a list of any issues to be resolved by the Executive Officers. The chairperson or the secretary of Kirin shall then have 10 days after receiving such draft minutes to collect Kirin members' comments thereon and provide them to the chairperson or the secretary of Inspire. Upon the expiration of such second 10-day period, the chairperson and the secretary of the Coordinating Committee shall have an additional 10 days to discuss each other's comments and finalize the minutes. The secretary and chairperson shall each sign and date the final minutes. The signature of the chairperson and the secretary upon the final minutes shall indicate each Party's assent to the minutes. With the sole exception of specific items of the meeting minutes to which the chairperson and the secretary cannot agree and which are escalated as provided below, definitive minutes of all Coordinating Committee meetings shall be finalized no later than 30 days after the meeting to which the minutes pertain. If at any time during the preparation and finalization of Coordinating Committee meeting minutes the secretary and the chairperson do not agree on any issue with respect to the minutes, such issue shall be resolved by the escalation process provided in Section 3.3(b). The decision resulting from the escalation process shall be recorded by the chairperson or the secretary of Inspire in amended finalized minutes for said meeting. All other issues in the minutes which are not subject to such escalation shall be finalized within the above-mentioned 30-day period.

     3.6 Term. The Coordinating Committee shall exist until 12 months after the termination or expiration of the Development Program and for such longer period as the Parties may mutually agree (taking into consideration the responsibilities (e.g., review of proposed publications) assigned to the Coordinating Committee under this Agreement).

     3.7 Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and approved invitees to attend meetings of, and otherwise participate on, the Coordinating Committee.

4.   DEVELOPMENT PROGRAM.

     4.1 Generally. Kirin shall use all commercially reasonable efforts diligently to proceed with the development and commercialization of the Product (including, without limitation, obtaining all Registrations necessary to market and sell the Product) as follows: (i) to obtain Registrations for the Product in each Major Country as soon as possible, but in such order of priority as Kirin reasonably shall deem appropriate, and to obtain Registration for the Product in any country in the Territory that is not a Major Country as Kirin reasonably shall deem appropriate; (ii) to launch the

Product in each Major Country as soon as possible after receipt of Registration for such Product in such Major Country, and to launch the Product in each other country of the Territory as soon as is commercially reasonable after receipt of Registration for such Product in such country if Kirin has chosen to seek, and obtains such Registration in such country; and (iii) after the First Commercial Sale of a Product in a country of the Territory, to use all commercially reasonable efforts to maximize Net Sales in such country. In connection therewith, Kirin shall dedicate resources to the development and commercialization of the Product consistent with the resources that Kirin, at all relevant times, would dedicate to products containing compounds with similar indications and side effects profiles to those of the Compound that were generated from Kirin's own research efforts and that Kirin decided to develop commercially and market.

     4.2 Specific Kirin Responsibilities. As part of the Development Program, Kirin shall, itself or through its Affiliates:

          (a) Conduct, or cause to be conducted, manage, oversee and fund any pre-clinical studies, or additional pre-clinical studies, required by the Regulatory Authorities in order to file a Registration Application for the Product in each Major Country and in each other country in the Territory in which Kirin deems it appropriate;

          (b) Conduct, or cause to be conducted, manage, oversee and fund any additional formulation development activities for the Product for use in clinical studies and for subsequent marketing; provided, however, Kirin and Kirin's Affiliates are not under an obligation to develop any additional formulations of the Product;

          (c) Conduct, or cause to be conducted, manage, oversee and fund all clinical studies required by the Regulatory Authorities in order to obtain Registration for the Product in each Major Country and in each other country in the Territory in which Kirin deems it appropriate;

          (d) Conduct, or cause to be conducted, manage, oversee and fund the development of any line extensions for the Product for use in the Field in each Major Country and in each other country in the Territory in which Kirin deems it appropriate, including the conduct of post-Registration clinical studies relating thereto; provided, however, Kirin and Kirin's Affiliates are not under an obligation to develop any line extensions of the Product;

          (e) Make and pursue all regulatory filings (including, without limitation, all INDs and Registration Applications), based in part on the information and documentation provided by Inspire and in part on information and data generated and obtained by Kirin in connection with the Development Program, and conduct all analysis and other support necessary with respect to the manufacture and sale of the Product in the Territory;

          (f) Use reasonable efforts to use Western data and regulatory filings to obtain approval of the Product in each Major Country and in each other country in the Territory in which Kirin deems it appropriate in accordance with the International Clinical Harmonization Treaty, where available;

          (g) Use all reasonable efforts to diligently proceed with the development, regulatory approval, marketing and sale of the Product in each Major Country and in each other country in the Territory in which Kirin deems it appropriate for use in the Field, and to perform such obligations, including, without limitation, by using personnel with sufficient skills and experience, together with sufficient equipment and facilities;

          (h) Conduct the Development Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable then current good clinical practice, then current good laboratory practice and then current good manufacturing practice to attempt to achieve the objectives of the Development Program efficiently and expeditiously;

          (i) Within 60 days after the end of each six-month period during the term of the Development Program and within 60 days following the expiration or termination of the Development Program, furnish the Coordinating Committee with summary written reports, based on a format mutually agreed upon by the Coordinating Committee, on all activities conducted by Kirin under the Development Program during such six-month period or the term of the Development Program, as the case may be; and

          (j) Maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in connection with the Development Program in the form required under all applicable laws and regulations.

     4.3 Inspire Activities. In support of the Development Program, Inspire shall:

          (a) Within 30 days after the Effective Date, provide to Kirin copies of all (or relevant portions of) primary and secondary pre-clinical pharmacological, toxicological, formulation, stability and clinical data in the Field (including related information outside the Field but having utility in the Field), relating to the development and commercialization of the Product, in Inspire's possession and control;

          (b) Thereafter, within 30 days after such information becomes available to Inspire, provide to Kirin copies of: (i) all primary and secondary pre-clinical pharmacological, toxicological, formulation, stability and clinical data in the Field relating to the development and commercialization of the Product, and (ii) all pre-clinical and clinical data concerning the Field, that comes into Inspire's possession and control during the term of this Agreement (including, without limitation, such data, studies and materials of Strategic Partners, to the extent Inspire has the right to provide same to Kirin);

          (c) Use all reasonable efforts to secure from Inspire's Strategic Partners that are relevant to obtain the right: (i) to disclose to Kirin all Third Party data or information owned by such Strategic Partners that this Agreement contemplates will be shared with Kirin to the extent that Inspire has the right to do so, and (ii) to grant Kirin the right to cross-reference regulatory filings owned by such Strategic Partners that this Agreement contemplates will be granted to Kirin to the extent that Inspire has the right to do so.

     4.4 Development Liaison Functions. Within 60 days after the Effective Date, Inspire shall designate a Development Liaison, to be funded by Kirin pursuant to Section 6.2, who shall perform the following functions:

          (a) Coordinate and facilitate communications regarding the worldwide development of the Product among Inspire, Kirin and Strategic Partners.

          (b) Coordinate and facilitate communications regarding the formulation and manufacture of the Product among Inspire, Kirin and Inspire's Strategic Partners.

          (c) Provide quarterly written reports to Kirin on the development program for the Product in the United States and Europe and provide clinical and pre-clinical final reports on such development programs when available, as appropriate.

          (d) Inspire shall maintain the Development Liaison for a period of two years, or such longer period as the Parties may mutually agree upon in writing.

     4.5  Regulatory Matters.

          (a) Kirin and/or Kirin's Affiliates shall be responsible for preparing, filing and obtaining INDs, Registration Applications and other regulatory filings and approvals necessary to market and sell the Product in the Territory for use in the Field, through and including Registration, and thereafter shall be responsible for maintaining such Registrations. All such filings shall be in Kirin's name (or that of its Affiliates, as the case may be). Kirin shall also obtain any export approvals required by the Regulatory Authorities to export Product among the countries of the Territory, to the extent commercially necessary or required.

          (b) Kirin or, where required by applicable law, its designees(s) shall own all INDs, Registration Applications, Registrations and other regulatory filings for the Product in each country in the Territory.

          (c) In order to assist Kirin in the performance of its obligations under this Section 4.5, Inspire shall provide Kirin and/or its designee(s) (including its distributors or selling agents) with complete copies (or copies of relevant portions) of, and shall grant Kirin or its designee(s) the right to cross-reference, all of Inspire's and its Strategic Partners' (to the extent Inspire has the right to provide such information to Kirin) INDs, registration applications, registrations or other regulatory filings made or held in any country for all products that contain the Compound as an active ingredient. All such copies (or copies of relevant portions) thereof shall be in the English language. Inspire shall execute, acknowledge and deliver such further instruments, and shall do all such other acts, all as promptly as possible after Kirin's request therefor, at Kirin's expense, that may be necessary or appropriate to effectuate such right.

          (d) Upon Inspire's written request, Kirin shall provide Inspire with complete copies (or copies of relevant portions) of, and shall grant Inspire the right to cross-reference any INDs, Registration Applications, Registrations or other regulatory filings made or held in each country in the Territory in the name of Kirin (or that of its Affiliates or designees, as the case may be) reasonably necessary or useful to enable Inspire to market products either within the Territory and outside the Field (as long as such products do not conflict with Inspire's obligation under Section 5.3), or outside the Territory. All such copies (or copies of relevant portions) thereof shall be translated into the English language by Kirin, at Inspire's expense. Kirin shall execute, acknowledge and deliver such further instruments, and shall do all such other acts, all as promptly as possible after Inspire's request therefor, at Inspire's expense, that may be necessary or appropriate to effectuate such right in each such country. Kirin also shall provide such copies and such right to cross-reference to any Strategic Partner that grants Kirin or its designee(s) the right to cross-reference such Strategic Partner's INDs, registration applications, registrations or other regulatory filings made or held in any country for products that contain the Compound as an active ingredient.

          (e) Kirin shall keep Inspire informed as to the status of all regulatory filings made pursuant to this Section 4.5.

     4.6 Funding. Except as otherwise expressly provided in this Agreement, each Party shall bear the entire cost and expense it incurs in connection with fulfillment of its obligations under this Section 4.

     4.7 Liability. Kirin shall be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the negligent or willful acts or omissions, during the term of the Development Program, of Kirin or its Affiliates, and their respective directors, officers, employees and agents. Inspire shall be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the negligent or willful acts or omissions, during the term of the Development Program, of Inspire or its Affiliates, and their respective directors, officers, employees and agents.

     4.8 Termination. In the event that, following the review by the Coordinating Committee, the Senior Managers and the Executive Officers pursuant to Section 3.3, Inspire believes that Kirin has not made reasonably sufficient progress in the development and commercialization of the Product in any Major Country in a manner consistent with its obligations under Section 4.1, Inspire may submit the matter to binding arbitration pursuant to Section 14.13. If the arbitrators (who shall take into account, among other things, the relative potential economic cost vs. benefit of developing and commercializing the Product in such Major Country) determine that Kirin has not made reasonably sufficient progress in such Major Country, Inspire shall have the right to terminate this Agreement with respect to such Major Country. In the event that this Agreement is terminated pursuant to this Section 4.8 with respect to all Major Countries, this Agreement shall automatically terminate with respect to all the other countries in the Territory that are not other Major Countries effective upon the effective date of the termination of this Agreement with respect to the last of the Major Countries.

5.   GRANT OF RIGHTS; MARKETING.

     5.1 Development License. Inspire hereby grants to Kirin and Kirin's Affiliates, during the term of this Agreement, the co-exclusive (with Inspire), paid-up license under the Licensed Technology, to conduct the Development Program, either in the Territory or outside of the Territory, as Kirin may determine is appropriate.

     5.2 Commercialization License. Inspire hereby grants to Kirin and Kirin's Affiliates an exclusive right and license throughout the Territory under the Licensed Technology, to develop, use, have used, make, have made, register, market, sell, have sold, export and import Products in the Field, and the right to make or have made the Compound used in the manufacture of the Products and/or the Products, either in the Territory or outside the Territory, for use for Products in the Territory and in the Field. With respect to any Patents that may issue in Japan during the term of this Agreement, a statement referencing the exclusive license granted to Kirin pursuant to this Section 5.2 may be registered with the Japanese Patent Office at Kirin's cost. Inspire hereby agrees that it will execute such documents and instruments as may be required to effect the registration of such statement and otherwise cooperate with Kirin in connection with the registration of such statement with the Japanese Patent Office, and in other counties where required or permitted by applicable law. All licenses granted under this Agreement by Inspire are subject to the rights of the United States Government, if any, which arise out of its sponsorship of research which led to the any of the Licensed Technology.

     5.3 Exclusivity. Inspire shall not develop, market or sell, or grant any right to any Third Party to develop, market or sell, any Product in any country in the Territory for use inside or outside the Field.

     5.4 Grantback Rights. Subject to the terms and conditions of this Agreement, Kirin hereby grants to Inspire a co-exclusive (with Kirin), paid-up license under any patents or know-how that embody or relate to Inventions that are owned or Controlled By Kirin or its Affiliates and relate specifically to the Compound and/or the Product (e.g., formulation or inhalant device) and are not of general utility (i.e., useful for purposes other than uses with the Compound and/or Product): (i) to develop, make, have made, use, offer to sell, sell and have sold products with applications outside the Field for all purposes outside the Territory; and (ii) to develop, make, have made, use, offer to sell, sell and have sold products with applications within the Field for all purposes outside the Territory.

     5.5 Marketing Obligations, Rights. Kirin shall use all reasonable efforts to market the Product in each Major Country and in each other country in the Territory in which Kirin obtains a Registration. In connection therewith, Kirin shall dedicate resources to marketing the Product that are consistent with the resources that Kirin, at all relevant times, would dedicate to products containing compounds that were generated from Kirin's own research efforts which Kirin decided to develop commercially and market and that have pricing, volume and marketing potentials similar to those of the Product. Kirin, either itself and/or by and through its Affiliates, as the case may be, shall be responsible for, and shall have the exclusive right to engage in, all marketing, advertising, promotional, launch and sales activities in connection with such efforts.

     5.6 Right of First Refusal. Inspire may conduct research related to the discovery of Second Generation Compounds from time to time, in its sole discretion. With respect to Second Generation Compounds that are discovered during the term of this Agreement, from time to time during such period as Inspire determines that any such Second Generation Compound represents a substantial improvement over the Compound, Inspire shall give Kirin written notice thereof, together with any relevant information regarding such Second Generation Compound which Inspire has in it possession.

          (a) Kirin shall have 30 days after receipt of such notice and information to decide whether or not it is interested in entering into negotiations with Inspire to acquire an exclusive license for such Second Generation Compound in the Territory and in the Field.

          (b) In the event that Kirin expresses an interest in entering into negotiations for such Second Generation Compound within the 30 day period set forth in Section 5.6(a), Inspire shall conduct good faith negotiations exclusively with Kirin for 90 days after Kirin provides notice of such interest with respect to such Second Generation Compound (or such longer period as the Parties may mutually agree) to reach a definitive agreement therefor.

          (c) In the event that, within the 90-day period after Kirin provides written notice to Inspire that it is interested in pursuing negotiations for such rights (or such longer period as the Parties may mutually agree), the Parties fail to execute a definitive agreement related to Kirin acquiring such rights, then Inspire shall be free to offer such rights to any Third Party on terms and conditions no more favorable to such Third Party, taken as a whole, than the most favorable economic terms last offered by Kirin to Inspire for such rights without providing Kirin an opportunity, pursuant to this Section 5.6, to accept such terms offered to such Third Party. Within ten days after the expiration of such 90 day period (or such longer period as the Parties may mutually agree), Kirin shall provide Inspire with a written document setting forth such terms. Inspire shall not enter into any such agreement with any Third Party until the earlier of when Inspire has received the written document setting forth such terms, or when ten days has elapsed.

          (d) In the event that Kirin advises Inspire during the 30 day period set forth in Section 5.6(a) that it is not interested in entering into negotiations for such Second Generation Compound or does not respond to the notice provided by Inspire pursuant to Section 5.6(a), Inspire shall be free to enter into such an arrangement with respect to such Second Generation Compound with any Third Party.

     5.7 Trademarks. Kirin shall market the Product throughout the Territory under a trademark or trademarks (collectively, the "Trademark") selected by Kirin or Kirin's Affiliates. Except as otherwise expressly provided in this Agreement, Kirin or Kirin's Affiliates shall own all right, title and interest in and to such Trademark.

     5.8  Adverse Reaction Reporting.

          (a) Each Party shall record, evaluate, summarize and review all adverse drug experiences associated with the Compound and the Product. In order that each Party may be fully informed of the adverse drug experiences associated therewith that are known to the other Party, each Party shall report:

               (i)  In the case of Inspire, to:

                    Inspire Pharmaceuticals, Inc.
                    4222 Emperor Boulevard, Suite 470
                    Durham, North Carolina  27703
                    USA

                    Attention:  Anita Woodring, Associate Director, Regulatory
                                Affairs
                    Facsimile No.: (919) 474-8507
                    Telephone No.: (919) 941-9777 ext. 285

               (ii) In the case of Kirin, to:

                    Kirin Brewery Company, Ltd.,
                    Pharmaceutical Division
                    26-1 Jingumae 6-Chome
                    Shibuya-ku, Tokyo  150-8011
                    JAPAN

                    Attention:  Person of Regulatory affairs section, Product
                                Development Department
                    Facsimile No.: 81 3 5485 6314
                    Telephone No.: 81 3 5485 6309

all "adverse events," as defined by the then current ICH guidelines, involving the Compound and/or the Product (all such reports, "AE Reports"). "Serious" adverse events shall be reported to the other Party within four working days (if the event is fatal or life-threatening) or ten working days (if otherwise) after a Party's (a "reporting Party") becoming aware of such an event and shall either be reported by facsimile or telephone. The reporting Party shall report on a quarterly basis all other adverse events that are known to the reporting Party through either the receipt of clinical study documentation or post-market surveillance. In addition, the reporting Party shall report all known instances of use of the Product during pregnancy. In any event, each Party shall promptly notify the other of any complaint received by such Party in sufficient detail and in sufficient time to allow the responsible Party to comply with any and all regulatory requirements imposed upon it in any country. Each Party shall also advise the other of any regulatory developments (e.g., proposed recalls, labeling and other registrational dossier changes, etc.) affecting the Compound or the Product in any country.

          (b) According to then current ICH guidelines, an "adverse event" is any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product, which occurrence does not necessarily have to have a causal relationship with the treatment.

          (c) According to then current ICH guidelines, a "serious" adverse event is any adverse drug experience that, at any dose, results in any of the following outcomes: death, a life-threatening (at the time of the event) condition, inpatient hospitalization or prolongation of existing hospitalization, persistent or significant disability or incapacity, or a congenital anomaly or birth defect. Other important medical events not meeting such criteria may be considered serious if, based on appropriate medical judgment, the event jeopardized the subject and required medical intervention to prevent any one or more of such outcomes.

          (d) The details of adverse reaction reporting during the development stage and thereafter shall be stipulated in a separate agreement to be entered into by the Parties in due course, or in a separate agreement among the Parties and Inspire's Strategic Partners, as the Parties mutually deem to be appropriate to permit the Parties to comply with all applicable "adverse event" reporting requirements.

6.   FEES, MILESTONES AND ROYALTIES.

     6.1 Up-Front Payments. As partial consideration to Inspire for the license and other rights granted to Kirin under this Agreement, within 30 days after the Effective Date, Kirin shall pay to Inspire a non-refundable up-front license fee of [CONFIDENTIAL TREATMENT REQUESTED].

     6.2 Development Liaison Fees. As consideration to Inspire for designating and maintaining the Development Liaison, for every year during which Inspire maintains a Development Liaison, Kirin shall pay Inspire the sum of [CONFIDENTIAL TREATMENT REQUESTED]. The payment for the first year, which shall commence on the Effective Date, shall be paid within 30 days after the Effective Date; and the payment for the second year, which shall commence on the first anniversary of the Effective Date, shall be paid on such date. Kirin shall not be responsible for any additional costs incurred by Inspire to retain the Development Liaison. Inspire shall be responsible for all travel, lodging, meals and other necessary out-of-pocket expenses incurred by Inspire in connection with the Development Liaison's performance of his or her obligations under this Agreement. Notwithstanding the payments being made by Kirin pursuant to this Section, the Development Liaison shall be an employee of Inspire, and not an employee of Kirin.

     6.3 Milestone Payments. As further consideration to Inspire for the license and other rights granted to Kirin under this Agreement, Kirin shall pay to Inspire the following non-refundable pre-commercialization milestone payments upon the first occurrence of each event set forth below with respect to the
Product:


[CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED]




Each of the payments required pursuant to this Section 6.3 shall be paid within 30 days after such milestone has been achieved.

     6.4 Royalty Payments. As further consideration to Inspire for the license and other rights granted to Kirin under this Agreement, during the term of this Agreement, Kirin shall pay to Inspire a royalty on Net Sales of the Product commencing on the First Commercial Sale by Kirin and/or its Affiliates, on a country-by-country and Product-by-Product basis, in an amount equal to:
[CONFIDENTIAL TREATMENT REQUESTED].



     6.5  Post-Commercialization Milestones. As further consideration to
Inspire for the license and other rights granted to Kirin under this Agreement, Kirin shall pay to Inspire the following post-commercialization milestone payments upon the achievement of certain post-commercialization milestones. Such post-commercialization milestones shall be based upon the total annual Net Sales in the Territory with respect to the Product on a calendar year basis. There shall be no post-commercialization milestones unless total annual Net Sales in the Territory for a given calendar year are greater than [CONFIDENTIAL TREATMENT REQUESTED]. Kirin shall pay to Inspire post-commercialization milestones of [CONFIDENTIAL TREATMENT REQUESTED] for total annual Net Sales in the Territory for a given calendar year of more than [CONFIDENTIAL TREATMENT REQUESTED], and an additional post-commercialization milestone of [CONFIDENTIAL TREATMENT REQUESTED] for each additional [CONFIDENTIAL TREATMENT REQUESTED] of total annual Net Sales in the Territory for such calendar year. Any payment required pursuant to this Section 6.5 shall be paid within 90 days after the end of each calendar year for which such milestone applies.

     6.6  Reductions for Generic Competition.

          (a) With respect to any country in the Territory, [CONFIDENTIAL TREATMENT REQUESTED], where a product that is a generic product, the manufacture, use or sale of which is not covered by a Licensed Claim in such country, is being marketed by a Third Party or Parties, and such Third Party or Parties have, in the aggregate, at least [CONFIDENTIAL TREATMENT REQUESTED] of the unit volume of sales for such generic products in the Field in such country in any calendar quarter, as measured by IMS or a similar independent research service, then the royalties payable to Inspire under Section 6.4 with respect to Net Sales of the Product in such country shall be reduced by [CONFIDENTIAL TREATMENT REQUESTED], commencing with the calendar quarter following the calendar quarter in which such generic product meets the foregoing conditions in such country. [CONFIDENTIAL TREATMENT REQUESTED].

          (b) In Japan, where a product that is a generic product, the manufacture, use or sale of which is not covered by a Licensed Claim in such country, is being marketed by a Third Party or Parties, and such Third Party or Parties have, in the aggregate, at least [CONFIDENTIAL TREATMENT REQUESTED] of the unit volume of sales for such generic products in the Field in such country in any calendar quarter, as measured by IMS or a similar independent research service, then the post-commercialization milestones payable to Inspire under
Section 6.5 with respect to Net Sales of the Product in the Territory shall be reduced by [CONFIDENTIAL TREATMENT REQUESTED], commencing with the calendar quarter following the calendar quarter in which such generic product meets the foregoing conditions in Japan.

     6.7 Reduction for Patent Infringement. In the event that sales of the Product constitute an infringement of any patent right of a Third Party in any country in the Territory, except China, and Kirin or Kirin's Affiliate is required to pay royalties to such Third Party, the royalties payable to Inspire with respect to Net Sales of the Product in such country will be reduced by an amount equal to the royalties which Kirin or Kirin's Affiliate is required to pay to such Third Party, up to a maximum reduction of [CONFIDENTIAL TREATMENT REQUESTED] of the royalties otherwise due under this Agreement.

     6.8 Maximum Reduction of Royalties. The aggregate amount of all reductions to royalties under any provisions of this Agreement shall not exceed [CONFIDENTIAL TREATMENT REQUESTED] of the royalties set forth in Section 6.4 with respect to Net Sales of the Product in any country in the Territory.

     6.9 Obligation to Pay Royalties. The obligation to pay royalties to Inspire under this Section 6 is imposed only once with respect to the same unit of Product regardless of the number of Patents or quantity of Know-how pertaining thereto. There shall be no obligation to pay royalties to Inspire under this Section 6 on sales of Product between Kirin and/or its Affiliates, but in such instances the obligation to pay royalties shall arise upon the sale by Kirin or its Affiliates to unrelated Third Parties, such as end users. Payments due under this Section 6 shall be deemed to accrue when Product is shipped or billed, whichever event shall first occur.

7.   PAYMENTS AND REPORTS.

     7.1 Payments. Beginning with the calendar quarter in which the First Commercial Sale is made in the Territory and for each calendar quarter thereafter, Kirin shall submit a statement to Inspire within 60 days after the end of each calendar quarter, Product-by-Product and country-by-country, of the amount of Net Sales during such quarter and the amount of royalties due on such Net Sales. Any such statement which is submitted to report on the fourth calendar quarter in each calendar year shall also provide the total annual Net Sales in the Territory with respect to the Product for such calendar year, and the amount of post-commercialization milestones due on such Net Sales. Each payment due, as shown in any such statement, shall be submitted quarterly within 90 days after the end of each calendar quarter.

     7.2 Mode of Payment. All invoices, if any, submitted by Inspire shall be stated in U.S. Dollars. Kirin shall make all payments required under this Agreement as directed by Inspire from time to time, net of any out-of-pocket transfer costs or fees, in U.S. Dollars. Except for payments of post-commercialization milestones, all payments due shall be translated at the average applicable foreign exchange rate for the last business day of every month quoted by The Bank of Tokyo Mitsubishi or its successor, or any other bank of equivalent size and stature that becomes Kirin's principal bank during the term of this Agreement, during the period for which such payment relates. All payments of post-commercialization milestones due shall be translated at the average applicable foreign exchange rate for the last business day of every month quoted by The Bank of Tokyo Mitsubishi or its successor, or any other bank of equivalent size and stature that becomes Kirin's principal bank during the term of this Agreement, during the year for which such payment relates.

     7.3 Records Retention. Kirin and/or its Affiliates shall keep complete and accurate records pertaining to the sale of Product for a period of three calendar years after the year in which such sales occurred, and in sufficient detail to permit the other Party to confirm the accuracy of the aggregate royalty and post-commercialization milestone calculations hereunder.

     7.4 Audit Request. During the term of this Agreement and for a period of two years thereafter, at the request and expense of Inspire, Kirin and/or its Affiliates shall permit an independent, certified public accountant appointed by Inspire, at reasonable times and upon reasonable written notice in advance (but not more frequently than once in any calendar year and once following the termination or expiration of this Agreement), to examine such records as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or (ii) obtain information as to the aggregate royalties payable for any calendar quarter in the case of Kirin's failure to report or pay pursuant to this Agreement. Said accountant shall not disclose to Inspire any information other than information relating to said reports, royalties, and payments. Results of any such examination shall be made available to both Parties.

     7.5 Cost of Audit. Inspire shall bear the full cost of the performance of any audit requested by Inspire except as hereinafter set forth. If, as a result of any inspection of the books and records of Kirin and/or its Affiliates, it is shown that Kirin's payments under this Agreement were less than the amount which should have been paid, then Kirin shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within 30 days after Inspire's demand therefore, together with interest at the prime rate published by The Wall Street Journal, Eastern

United States Edition on the date such payment should have been made plus two percent, on such amount from the date such payment should have been made to the date such payment is actually made. Furthermore, if the payments made were less than 90% of the amount that should have been paid during the period in question, Kirin shall also reimburse Inspire for the reasonable costs of such audit.

     7.6 No Non-Monetary Consideration for Sales. Without the prior written consent of Inspire, Kirin and/or its Affiliates shall not accept or solicit any non-monetary consideration of the sale of the Product other than as would be reflected in Net Sales. The use by Kirin and/or its Affiliates of a commercially reasonable amount of Product for promotional sampling shall not violate this
Section 7.6.

     7.7  Taxes.

          (a) In the event that Kirin is required to withhold any tax for the tax or revenue authorities in any country in the Territory regarding any payment to Inspire due to the laws of such country, such amount shall be deducted from the payment to be made by Kirin, and Kirin shall promptly notify Inspire of such withholding and, within a reasonable amount of time after making such deduction, furnish Inspire with copies of any tax certificate or other documentation evidencing such withholding. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

          (b) If Inspire has the legal obligation to collect and/or pay any sales, use, excise or value added taxes of any country in the Territory, the appropriate amount shall be added to Kirin's invoice and paid by Kirin, unless Kirin provides Inspire with a valid tax exemption certificate authorized by the appropriate taxing authority.

8.   MANUFACTURE AND SUPPLY.

     8.1 Manufacture of Compound. Kirin is responsible for the manufacture and supply of all bulk active Compound for all development activities and commercialization of Products in the Territory and in the Field pursuant to the license grant provided in Section 5.2. Inspire shall provide to Kirin copies of all documentation within Inspire's possession and control that is reasonably necessary for Kirin to manufacture (or have manufactured) Compound, and such technical assistance to Kirin as is reasonably necessary to enable Kirin to manufacture (or have manufactured) Compound in accordance with cGMP. Kirin acknowledges that Yamasa Corporation manufactures Compound for Inspire and expects that it will also use Yamasa Corporation to manufacture Compound on its behalf. Inspire shall reasonably cooperate with Kirin to establish a supplier of cGMP bulk active Compound, including locating qualified Third Party manufacturers and sources of materials and ensuring a smooth transition of Know-How and/or licensing of Inspire patents, at no charge, to enable Kirin and Kirin's Affiliates to either manufacture or source cGMP bulk active Compound for all development activities and commercialization in the Territory.

     8.2 Formulations. Kirin is responsible for the formulation of Product for all development activities. Inspire shall provide to Kirin copies of all documentation within Inspire's possession and control that is reasonably necessary for Kirin to formulate, or have formulated, Product, and such technical assistance to Kirin as is reasonably necessary to enable Kirin to formulate, or have formulated, Product in accordance with the standard operating procedures relating to such formulation.

     8.3 Commercial Supply Agreement for Finished Product. Both Parties recognize the importance of Kirin being able to obtain approval of the Product in each country in the Territory as quickly as possible, and to use, where available, the expedited approval process in accordance with the International Clinical Harmonization Treaty. The Parties also recognize that, until the Product is approved in Japan, Kirin may not have established a source of supply for Product in finished form. Therefore, in the event that Inspire is manufacturing, or having manufactured, finished Product for commercial marketing outside the Territory at the time that Kirin expects to receive approval in any country in the Territory prior to obtaining approval in Japan, the Coordinating Committee shall discuss whether is may be advantageous for Inspire to supply Product in finished form to Kirin. If the Coordinating Committee so determines, then the Parties shall negotiate in good faith the terms of a commercial supply agreement to be entered into by the Parties pursuant to which Inspire shall provide Kirin with its commercial supply requirements of Product in finished form at Inspire's fully-burdened cost of goods for a period through approval of the Product in Japan.

9.   OWNERSHIP; PATENTS.

     9.1  Ownership.

          (a) Except as otherwise provided in Section 9.1(b) or (c), Inspire shall retain all right, title and interest in and to the Patents and Know-how, regardless of which Party prepares and prosecutes the applications associated therewith, or maintains the patents, copyrights or other intellectual property rights related thereto, subject to the licenses granted to Kirin pursuant to
Section 5. Rights to Inventions made solely by employees of Inspire shall belong to Inspire.

          (b) Rights to Inventions made solely by employees of Kirin shall belong to Kirin.

          (c) Rights to Inventions which were made jointly by employees of Inspire and by employees of Kirin shall belong jointly to Inspire and to Kirin. The Parties shall be under no territorial or field restrictions with respect to joint Inventions other than as provided in this Agreement, and shall have the right to manufacture, have manufactured, use, sell, and offer to sell joint Inventions anywhere, and to license others to do so, without accounting to each other, except as specifically provided in this Agreement.

     9.2  Patent Maintenance.

          (a) Inspire shall have full responsibility for, and shall control the preparation and prosecution of, all patent applications and the maintenance of all patents relating to the Licensed Technology (including the Patents) throughout the Territory. In connection therewith, Inspire shall consult with Kirin in order to assure that all future filings with respect to the Patents are made in a timely manner and identify the relevant countries in the Territory, to the extent that Inspire can do so. Kirin shall provide guidance to Inspire regarding which countries it wishes to have Inspire aggressively file in for patent protection. Inspire shall pay all costs and expenses (including attorneys' fees) of filing, prosecuting and maintaining the Patents and the patents covering Inventions owned by Inspire in the Territory. Notwithstanding the foregoing, Inspire shall not have the right to file patent applications or maintain patents for Inventions solely owned by Kirin, regardless of whether such Inventions relate to the Licensed Technology.

          (b) Inspire shall select qualified independent patent counsel to file and prosecute all patent applications pursuant to Section 9.2(a). Inspire shall provide copies to Kirin of any filings made to, and written communications received from, any patent office relating, in whole or in part, to the Licensed Claims.

          (c) Each Party agrees promptly to provide to the other Party a complete written disclosure of any Invention made by such Party. Inspire shall determine whether any Invention owned solely by Inspire or jointly by Inspire and Kirin is patentable and whether filing a patent application is economically justifiable, and if so, shall proceed with the preparation and prosecution of a patent application covering any such Invention. If Inspire elects not to file patent applications for any Invention owned jointly by the Parties, Inspire shall notify Kirin of such election sufficiently in advance of the filing deadline for such Invention to allow Kirin to file a patent application for such Invention. Kirin shall have the right to file patent applications for such joint Inventions in any country in which Inspire elects not to file for patent protection. Prior to any such filing deadline for any such joint Invention, neither Party will take any action that would preclude either Party from obtaining patent protection for such joint Invention. Kirin shall determine whether any Invention owned solely by Kirin is patentable and whether filing a patent application is economically justifiable, and if so, shall proceed with the preparation and prosecution of a patent application covering any such Invention.

          (d) Inspire and Kirin shall share all costs and expenses (including attorneys' fees) of filing, prosecuting and maintaining patents worldwide covering Inventions which are owned jointly by Kirin and Inspire. If either Party elects not to pay for: (i) the filing of a patent application on any such Patent or Invention for which the Parties are sharing costs and expenses and which the other Party reasonably believes is patentable, or (ii) the further prosecution or maintenance of any such Patent or Invention for which the Parties have agreed to share costs and expenses pursuant to the first sentence of this Section, or (iii) the filing of any divisional or continuing patent application based on any Patent or Invention for which the Parties have agreed to share costs and expenses pursuant to the first sentence of this Section, such Party shall notify the other Party in a timely manner and the other Party may do so at its own expense. In such event, such patent or application shall be assigned by such Party to the other Party, all of such assigning Party's rights in such patent or application shall cease, and, in the case where Kirin is the assigning Party, the licenses granted to Kirin under Section 5 with respect to such patent or application shall terminate.

          (e) Each Party agrees to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance and enforcement of all such patents and patent applications.

     9.3  Patent Enforcement.

          (a) If either Party learns of an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such claim (any of the foregoing, an "infringement") by a Third Party with respect to any Licensed Technology within the Territory, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

          (b) Inspire shall have the first right, but not the duty, to institute patent infringement actions against Third Parties based on any Licensed Technology in the Territory. If Inspire (or its designee) does not secure actual cessation of such infringement or institute an infringement proceeding against an offending Third Party within 180 days of learning of such infringement, Kirin shall have the right, but not the duty, to institute such an action with respect to any infringement by such Third Party. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions and shall otherwise cooperate in the institution and prosecution of such actions (including, without limitation, consenting to being named as a nominal party thereto). Any award paid by Third Parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be applied first to reimburse both Parties for all costs and expenses (including fees of attorneys and other professionals) incurred by the Parties with respect to such action on a pro rata basis and, if after such reimbursement any funds shall remain from such award, they shall be allocated as follows: (i) if Inspire has instituted and maintained such action alone, Inspire shall be entitled to retain such remaining funds; (ii) if Kirin has instituted and maintained such action alone, Kirin shall be entitled to retain such remaining funds; or (iii) if the Parties have cooperated in instituting and maintaining such action, the Parties shall allocate such remaining funds between themselves in the same proportion as they have agreed to bear the expenses of instituting and maintaining such action.

     9.4  Infringement Action by Third Parties.

          (a) In the event of the institution or threatened institution of any suit by a Third Party against Kirin for patent infringement involving the sale, distribution or marketing of the Product in the Territory where such infringement claim is a result of the use of the Licensed Technology, Kirin shall promptly notify Inspire in writing of such suit and the Parties shall promptly discuss and decide the best way to respond. Unless otherwise covered by
Section 11.3(b), Kirin shall have the right to defend such suit at its own expense and shall be responsible for all damages incurred as a result thereof. Inspire hereby agrees to assist and cooperate with Kirin, at Kirin's reasonable request and expense, in the defense of such suit (including, without limitation, consenting to being named as a nominal party thereto). During the pendency of such action and thereafter, Kirin shall continue to make all payments due under this Agreement.

          (b) In the event that Kirin incurs any liability to a Third Party for royalties or other damages as the result of any such action as described in
Section 9.4(a), Kirin shall be entitled
to a credit against royalties due under this Agreement in an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] of Kirin's actual costs in defending any such action, and [CONFIDENTIAL TREATMENT REQUESTED] of the royalties and other damages Kirin pays such Third Party; provided, however, that Kirin shall not be entitled to take as a credit in any period any amount in excess of [CONFIDENTIAL TREATMENT REQUESTED] of the royalties otherwise due under Section 6.4 with respect to Net Sales in the country in which such action takes place. Any credit under this Section which is not applied in the period incurred as a result of the foregoing limitation may be carried forward and applied to any subsequent period until the credit has been fully applied.

          (c) Any award from such Third Party that arises as a result of such action as described in Section 9.4(a) (whether by way of judgment, award, decree, settlement or otherwise) and that is reasonably attributable to the Licensed Claims shall be allocated as follows: (i) if Kirin finally prevails, such award shall be applied first to reimburse Kirin for all costs and expenses (including fees of attorneys and other professionals) incurred by it with respect to such action and, if after such reimbursement any funds shall remain from such award, Kirin shall be entitled to retain such excess funds but shall pay Inspire a royalty thereon, at the applicable rate for the country in which such action takes place, as if such excess funds constituted Net Sales; (ii) if Inspire indemnifies Kirin with respect to any such action and finally prevails, Inspire shall be entitled to retain such award; or (iii) if the Parties cooperate in the defense of any such action, the expenses of such defense shall be borne by the Parties in such proportions as they may agree in writing, and the Parties shall allocate between themselves any part of such award remaining after the reimbursement of such expenses, in the same proportion as they have agreed to bear the expenses of such defense.

10.  PUBLICATION; CONFIDENTIALITY.

     10.1 Notification. Both Parties recognize that each may wish to publish the results of their work relating to the subject matter of this Agreement. However, both Parties also recognize the importance of acquiring patent protection. Consequently, subject to any applicable laws or regulations obligating either Party to do otherwise, any proposed publication by either Party shall comply with this Section 10.1. At least 45 days before a manuscript is to be submitted to a publisher, the publishing Party will provide the Coordinating Committee with a copy of the manuscript (or an English translation thereof). If the publishing Party wishes to make an oral presentation, it will provide the Coordinating Committee with a summary of such presentation at least 20 business days before such oral presentation and, if an abstract is to be published, five business days before such abstract is to be submitted. Any oral presentation, including any question period, shall not include any Confidential Information unless both Parties otherwise mutually agree in writing in advance of such oral presentation.

     10.2 Review. The Coordinating Committee shall review the manuscript, abstract, text or any other material provided under Section 10.1 to determine whether patentable subject matter is or may be disclosed. The Coordinating Committee shall notify the publishing Party in writing within 30 days (or five business days in the case of abstracts) of receipt of the proposed publication if it, in good faith, determines that patentable subject matter is or may be disclosed, or if the Coordinating Committee, in good faith, believes Confidential Information is or may be disclosed. If it is determined by the Coordinating Committee that patent applications should be filed, the publishing Party shall delay its publication or presentation for a period not to exceed 120 days from the Coordinating Committee 's receipt of the proposed publication or presentation to allow time for the filing of patent applications covering patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the 120-day period, the Coordinating Committee will discuss the need for obtaining an extension of the publication delay beyond the 120-day period. If it is determined in good faith by the Coordinating Committee that Confidential Information or proprietary information is being disclosed, the Parties will consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed publication or presentation to avoid such disclosure.

     10.3 Exclusions. Nothing in Sections 10.1 and 10.2 shall prevent either
Party: (i) in connection with efforts to secure financing at any time during the term of this Agreement, from issuing statements as to achievements made, and the status of the work being done by the Parties, under this Agreement, so long as such statements do not jeopardize the ability to obtain patent protection on Inventions or disclose non-public technical or scientific Confidential Information; or (ii) from issuing statements that such Party determines to be necessary to comply with applicable law (including the disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by such Party are traded); provided, however, that, to the extent practicable under the circumstances, such Party shall provide the other Party with a copy of the proposed text of such statements sufficiently in advance of the scheduled release thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

     10.4 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the term of this Agreement and for five years thereafter, the receiving Party and/or its Affiliates shall, and shall ensure that their respective employees, officers and directors shall, keep completely confidential and not publish or otherwise disclose and not use for any purpose any information furnished to it or them by the other Party and/or its Affiliates, or developed under or in connection with this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others (all such information to which none of the foregoing exceptions applies, "Confidential Information").

     10.5 Exceptions to Obligation. The restrictions contained in Section 10.4 shall not apply to Confidential Information that: (i) is submitted by the recipient to governmental authorities to facilitate the issuance of Registrations for the Product, provided that reasonable measures shall be taken to assure confidential treatment of such information; (ii) is provided by the recipient to Third Parties under confidentiality provisions at least as stringent as those in this Agreement, for consulting, manufacturing development, manufacturing, external testing, marketing trials and, with respect to Kirin and/or its Affiliates or other development/marketing partners of Kirin with respect to any of the subject matter of this Agreement; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of the other Party's Confidential Information such Party will, except where impracticable for necessary disclosures (for example, to physicians conducting studies or to health authorities), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

     10.6 Limitations on Use. Each Party shall use, and cause each of its Affiliates to use, any Confidential Information obtained by such Party from the other Party or its Affiliates, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated hereby.

     10.7 Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other Party and/or its Affiliates from any violation or threatened violation of this Section 10.

11.  RECALL; INDEMNIFICATION.

     11.1 Investigation; Recall. In the event that the Regulatory Authority in any country in the Territory shall allege or prove that the Product does not comply with applicable rules and regulations in such country, Kirin shall notify Inspire immediately and both Parties shall cooperate fully regarding the investigation and disposition of any such matter. If Kirin is required or should deem it appropriate to recall the Product and such recall is due to any negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, or breach of representation and warranty by, Inspire, then and in such event Inspire shall bear all reasonable direct costs associated with such recall, including, without limitation, refund of the selling price and the actual cost of conducting the recall in accordance with the recall guidelines of the applicable Regulatory Authority. Otherwise, Kirin shall bear all costs and expenses associated with such recall.

     11.2 Indemnification by Kirin. Kirin shall indemnify, defend and hold harmless Inspire and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from:

          (a) negligence, recklessness or wrongful intentional acts or omissions of Kirin and/or its Affiliates, and their respective directors, officers, employees and agents, in connection with the work performed by Kirin under the Development Program;

          (b) any warranty claims, Product recalls or any tort claims of personal injury (including death) or property damage relating to or arising out of any manufacture, use, distribution or sale of the Product by Kirin and/or its Affiliates due to any negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, Kirin and/or its Affiliates, and their respective directors, officers, employees and agents, except, in each case, to the comparative extent such claim arose out of or resulted from the negligence, recklessness or wrongful intentional acts or omissions of Inspire and its Affiliates, and their respective directors, officers, employees and agents; or

          (c) any breach of any representation or warranty made by Kirin under
Section 2.

     11.3 Indemnification by Inspire. Inspire shall indemnify, defend and hold harmless Kirin and/or its Affiliates and distributors, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from:

          (a) negligence, recklessness or wrongful intentional acts or omissions of Inspire or its Affiliates, and their respective directors, officers, employees and agents, in connection with Inspire's fulfillment of its obligations under Section 4;

          (b) any breach of any representation or warranty made by Inspire under
Section 2.

     11.4 Notice of Indemnification. In the event that any person (an "indemnitee") entitled to indemnification under Section 11.2 or 11.3 is seeking such indemnification, such indemnitee shall inform the indemnifying Party of the claim as soon as reasonably practicable after such indemnitee receives notice of such claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided that such settlement does not impose any obligation on, or otherwise adversely affect, the indemnitee or the other Party) and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim.

     11.5 Complete Indemnification. As the Parties intend complete indemnification, all costs and expenses incurred by an indemnitee in connection with enforcement of Sections 11.2 and 11.3 shall also be reimbursed by the indemnifying Party.

12.  TERM; TERMINATION.

     12.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Section 12, shall expire as follows:

          (a) As to each Product in each country in the Territory, this Agreement shall expire on the later of: (i) the 10th anniversary of the First Commercial Sale of such Product in such country, or (ii) the date on which the sale of such Product ceases to be covered by a Licensed Claim in such country.

          (b) This Agreement shall expire in its entirety upon the expiration of this Agreement with respect to all Products in all countries in the Territory pursuant to Section 12.1(a).

     12.2 Termination for Cause. Either Party (the "non-breaching Party") may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement (or a portion of this Agreement as provided in Section 4.8) in the event the other Party (the "breaching Party") shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for 60 days after written notice thereof was provided to the breaching party by the non-breaching party (or, if such default cannot be cured within such 60-day period, if the breaching party does not commence and diligently continue actions to cure such default during such 60-day period). Any such termination shall become effective at the end of such 60-day period unless the breaching party has cured any such breach or default prior to the expiration of such 60-day period (or, if such default cannot be cured within such 60-day period, if the breaching party has commenced and diligently continued actions to cure such default). The right of either Party to terminate this Agreement, or a portion of this Agreement, as provided in this Section 12.2 shall not be affected in any way by such Party's waiver or failure to take action with respect to any previous default.

     12.3 Termination by Kirin. Kirin may terminate this Agreement in its entirety upon one hundred eighty (180) days prior written notice to Inspire.

     12.4 Effect of Expiration or Termination.

          (a) Following the expiration of the term of this Agreement with respect to a Product in a country pursuant to Section 12.1(a):

               (i) Kirin shall have a non-exclusive, royalty-free, perpetual right to the licenses granted to Kirin pursuant to Sections 5.1 and 5.2 for such Product in such country.

               (ii) Inspire shall have the fully-paid non-exclusive right to continue to cross-reference and otherwise exercise its rights as set forth in
Section 4.5(d) under the Registration(s) and other regulatory filings for such Product in such country.

          (b) Following expiration of the term of this Agreement in its entirety pursuant to Section 12.1(b):

               (i) Kirin shall have a non-exclusive, royalty-free, perpetual right to the licenses granted to Kirin pursuant to Sections 5.1 and 5.2 for all Products in all countries in the Territory;

               (ii) Inspire shall have: (A) the fully-paid non-exclusive right to continue to cross-reference and otherwise exercise its rights as set forth in
Section 4.5(d) under the Registrations and other regulatory filings for all Products in all countries in the Territory; and (B) the fully-paid, non-exclusive, perpetual right to continue to use patents or know-how that embody or relate to the Inventions described in Section 5.4 solely for the purposes set forth in Section 5.4;

          (c) If this Agreement is terminated with respect to a portion of the Territory (the "Subject Portion") by Inspire pursuant to Sections 4.8 and 12.2, in addition to any other remedies available to Inspire at law or in equity: (i) Kirin shall promptly transfer to Inspire copies of all data, reports, records and materials in Kirin's possession or control that relate, whether exclusively or non-exclusively, to the Development Program in the Subject Portion and return to Inspire all relevant records and materials in Kirin's possession or control that relate exclusively to the Subject Portion and contain Confidential Information of Inspire (provided that Kirin may keep one copy of such Confidential Information of Inspire for archival purposes only); (ii) all licenses granted by Inspire to Kirin under Sections 5.1 and 5.2 shall terminate with respect to the Subject Portion; and
(iii) Kirin shall transfer to Inspire, or shall cause its designee(s) under
Section 4.5(b) to transfer to Inspire, ownership of all INDs, Registration Applications, Registrations and other regulatory filings made or filed for the Product in the Subject Portion if permitted by applicable laws and regulations, which transfer shall be taken into consideration as mitigation of Inspire's damages as a result of such breach.

          (d) If this Agreement is terminated in its entirety by Inspire pursuant to Section 12.2 by reason of a breach by Kirin, in addition to any other remedies available to Inspire at law or in equity: (i) Kirin shall promptly transfer to Inspire copies of all data, reports, records and materials in Kirin's possession or control that relate to the Development Program and return to Inspire all relevant records and materials in Kirin's possession or control containing Confidential Information of Inspire (provided that Kirin may keep one copy of such Confidential Information of Inspire for archival purposes only); (ii) all licenses granted by Inspire to Kirin under Sections 5.1 and 5.2 shall terminate; and (iii) Kirin shall transfer to Inspire, or shall cause its designee(s) under Section 4.5(b) to transfer to Inspire, ownership of all INDs, Registration Applications, Registrations and other regulatory filings made or filed for the Product if permitted by applicable laws and regulations. Furthermore, Inspire shall have a fully-paid, non-exclusive, perpetual right to continue to use patents or know-how that embody or relate to the Inventions described in Section 5.4 solely for the purposes set forth in Section 5.4.

          (e) If this Agreement is terminated by Kirin pursuant to Section 12.2 by reason of a breach or default by Inspire, in addition to any other remedies available to Kirin at law or in equity,: (i) the license granted to Inspire by Kirin under Section 5.4 shall terminate; and (ii) Kirin shall have a royalty-free, perpetual right to the licenses granted to Kirin pursuant to Sections 5.1 and 5.2 for all Products in all countries in the Territory. To that end, Kirin may continue to hold and use all data, reports, records and materials that relate to or are prepared in the course of the Development Program, and may hold all INDs, NDAs, NDA Approvals and other regulatory filings made or filed by Kirin for the Product, pursuant to this Agreement.

          (f) If this Agreement is terminated in its entirety by Kirin pursuant to Section 12.3: (i) Kirin shall promptly transfer to Inspire copies of all data, reports, records and materials in Kirin's possession or control that relate to the Development Program and return to Inspire all relevant records and materials in Kirin's possession or control containing Confidential Information of Inspire (provided that Kirin may keep one copy of such Confidential Information of Inspire for archival purposes only); (ii) all licenses granted by Inspire to Kirin under Sections 5.1 and 5.2 shall terminate; (iii) Kirin shall transfer to Inspire, or shall cause its designee(s) under Section 4.5(b) to transfer to Inspire, ownership of all INDs, Registration Applications, Registrations and other regulatory filings made or filed for the Product if permitted by applicable laws and regulations; and (iv) Kirin shall license, royalty-free, to Inspire all rights to use the Trademark with respect to the Products in all countries throughout the Territory under terms and conditions to be agreed upon between the Parties. Furthermore, Inspire shall have a fully-paid, non-exclusive, perpetual right to continue to use patents or know-how that embody or relate to the Inventions described in Section 5.4 solely for the purposes set forth in Section 5.4.

     12.5 Accrued Rights; Surviving Obligations.

          (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

          (b) All of the Parties' rights and obligations under Sections 4.7, 5.8 (so long as Kirin sells Product), 7 (for so long as such Sections provide either Party with any rights or obligations relating to the term of this Agreement), 9.1, 9.3 (solely with respect to actions commenced before the effective date of termination of this Agreement), 9.4 (solely with respect to actions commenced before the effective date of termination of this Agreement), 10.4, 10.5, 10.6, 10.7, 11, 12.4, 12.5, and 14 shall survive termination, relinquishment or expiration of this Agreement.

13.  FORCE MAJEURE.

     13.1 Events of Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event Inspire or Kirin, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the 30 days thereafter. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

14.  MISCELLANEOUS.

     14.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

     14.2 Assignment. Neither Party shall be entitled to assign its rights hereunder without the express written consent of the other Party hereto, except that each Party may assign its rights and transfer its duties hereunder to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of such Party's merger, consolidation or involvement in a similar transaction. No assignment and transfer shall be valid or effective unless done in accordance with this Section 14.2 and unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

     14.3 Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates shall be maintained in accordance with generally accepted accounting principles, consistently applied.

     14.4 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     14.5 Notice.

          (a) Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

               (i)  In the case of Inspire, to:

                    Inspire Pharmaceuticals, Inc.
                    4222 Emperor Boulevard, Suite 470
                    Durham, North Carolina  27703
                    USA

                    Attention: Christy Shaffer, Ph.D.
                    Facsimile No.:  (919) 941-9797
                    Telephone No.:  (919) 941-9777

               (ii) In the case of Kirin, to:

                    Kirin Brewery Company, Ltd.,
                    Pharmaceutical Division
                    26-1 Jingumae 6-Chome
                    Shibuya-ku, Tokyo  150-8011
                    JAPAN

                    Attention: Koichiro Aramaki, Ph.D., President,
                               Pharmaceutical Division
                    Facsimile No.: 81 3 3499 6152
                    Telephone No.: 81 3 5485 6207

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. or Japanese Postal Service, as the case may be.

           (b) All correspondence, notices and other communications of any kind whatsoever given between the Parties, including, without limitation, all data, information and reports relating to the Development Program and all regulatory filings, shall be promptly provided to the other Party in English, or as an English translation thereof, as the case may be. The cost of such translations shall be borne by the sending party, except as otherwise provided in Section 4.5(d).

     14.6 Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party (including, without limitation, the Trademark) for any purpose in connection with the performance of this Agreement.

     14.7 Public Announcements. Except as permitted by Section 10.3, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which shall not be unreasonably withheld, provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party's Confidential Information.

     14.8 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

     14.9 Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any Product sold under this Agreement without compliance with applicable laws.

     14.10 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     14.11 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

     14.12 Governing Law; English Original Controlling. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to conflicts of law principles; provided, however, that any arbitration proceeding conducted pursuant to Section

14.13 shall be governed by the Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958. The English original of this Agreement shall prevail over any translation hereof.

     14.13 Arbitration.

           (a) Except as expressly otherwise provided in this Agreement, any dispute arising out of or relating to any provisions of this Agreement shall be finally settled by arbitration. If Kirin initiates any such arbitration proceeding, such arbitration shall be held in Durham, North Carolina under the then current commercial arbitration rules of the American Arbitration Association. If Inspire initiates any such arbitration proceeding, such arbitration shall be held in Tokyo, Japan under the then current commercial arbitration rules of the Japan Commercial Arbitration Association. Such arbitration shall be conducted by three arbitrators appointed according to said rules and in the English language. The Parties shall instruct such arbitrators to render a determination of any such dispute within four months after their appointment.

           (b) Any award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared unless the arbitrators assess as part of their award all or any part of the arbitration expenses of one Party (including reasonable attorneys' fees) against the other Party.

           (c) This Section 14.13 shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party which would cause irreparable harm to the first Party.

     14.14 Entire Agreement. This Agreement, together with the schedules and exhibits to the foregoing, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

     14.15 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

     14.16 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

     14.17 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures shall be treated as original signatures.

                                     * * *

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

                                        INSPIRE PHARMACEUTICALS, INC.


                                        By:  /s/ Christy L. Shaffer
                                             ----------------------------------
                                             Christy L. Shaffer, Ph.D.,
                                             President



                                        KIRIN BREWERY COMPANY, LIMITED,
                                        PHARMACEUTICAL DIVISION


                                        By:  /s/ Koichiro Aramaki
                                             ----------------------------------
                                             Koichiro Aramaki, Ph.D.,
                                             President

                                   EXHIBIT A
                                  ----------

                                INITIAL PATENTS
                                ---------------

1.   Method of Detecting Lung Disease

     Licensed from The University of North Carolina-Chapel Hill
     Inventors:  R. Boucher
     U.S. Patent No. 5,628,984; Filed 31 Jul 1995; Issued 13 May 1997
     PCT filed 31 Jul 1996 designating all member countries
     South Africa: National application filed 31 Jul 1996; Issued 30 Apr 1997 as
       No. 96/6425
     Foreign National Phase filings entered in EPO, Australia, Brazil, Canada,
       China, Hong Kong, Israel, Japan,
     Mexico, New Zealand, Norway and Korea
     Australia: Patent No. 705528; Issued 27 May 1998
     Brazil: Examination requested 11 Aug 1999; no Official Action yet
     Hong Kong: Application No. 98110587.1; filed 10 Sept 1998
     Japan: Examinations requested
     Korea: Response to first Official Action filed 19 Jul 2000
     New Zealand: Notice of Acceptance received 17 May 2000; awaiting issuance Publication WO97/05195 on 13 Feb 1997

2.   Method of Detecting Lung Disease

     Licensed from The University of North Carolina-Chapel Hill
     Inventors:  R. Boucher
     U.S. Patent No. 5,902,567; Filed 12 Dec 1996; Issued 11 May 1999 Div. of above

3. A Sterilized Isotonic and pH-Adjusted Pharmaceutical Formulation of Uridine Triphosphate

     Inventors:  K. LaCroix, et al.
     U.S. Patent No. 5,962,432; Filed 3 Jul 1996; Issued 5 Aug 1999 US CIP filed 23 Dec 1997

4.   Novel Pharmaceutical Compositions of Uridine Triphosphate

     Inventors:  K. LaCroix, et al.
     U.S. CIP of US Patent No. 5,962,432 filed 23 Dec 1997
     U.S. Patent No. 5,968,913 issued 19 Oct 1999; PCT filing 23 Dec 1998 Publication WO99/32085 on 1 Jul 1999
     Non-convention countries S. Africa, Argentina and Taiwan designated 23 Dec
       1998
     Foreign National Phase filings 23 June 2000 entered in: Australia, Brazil,
       Canada, China, Europe, Indonesia,
     Israel, Japan, Mexico, Mongolia, Norway, New Zealand, South Korea, North
       Korea, Singapore, and Vietnam
     S. Africa Patent NO. 9811833 issued 22 Sept 1999

5.   Method of Detecting Lung Disease

     Licensed from The University of North Carolina-Chapel Hill
     Inventors:  R. Boucher
     U.S. National Phase Application of WO97/05195, U.S. Serial No. 08/776,772; Filed 22 Jan 1997; Notice of Allowance issued 9 Aug 1999 and Issue Fee paid
                        -------------------
     9 Nov 1999

6.   Method of Detecting Lung Disease

     Licensed from The University of North Carolina-Chapel Hill
     Inventors:  R. Boucher
     U.S. Con. of #5 above; Filed 4 Nov 1999; Serial No. 09/433,757
     Notice of Allowance was issued 19 Jul 2000; Issue Fee is due 19 Oct 2000
     -------------------

                                   EXHIBIT B
                                   ---------

                            COORDINATING COMMITTEE
                            ----------------------

A.   Initial Designees of Inspire:

     1.   Fred Johnston, Initial Secretary

     2.   Don Kellerman

     3.   Richard Evans

B.   Initial Designees of Kirin:

     1.   Koji Kabaya, Initial Chairperson

     2.   Naoki Otsuki

     3.   Masanobu Yanai